Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations.
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2012 Fourth Quarter and Year End Results

Newton, MA (March 1, 2013).  Hospitality Properties Trust (NYSE: HPT) today announced its financial results for the quarter and year ended December 31, 2012.

Results for the Quarter Ended December 31, 2012:

Normalized funds from operations, or Normalized FFO, for the quarter ended December 31, 2012 were $93.9 million, or $0.76 per share, compared to Normalized FFO for the quarter ended December 31, 2011 of $96.8 million, or $0.78 per share.

Net income available for common shareholders was $18.5 million, or $0.15 per share, for the quarter ended December 31, 2012, compared to $30.7 million, or $0.25 per share, for the quarter ended December 31, 2011.  Net income available for common shareholders for the quarter ended December 31, 2012 includes a $7.7 million, or $0.06 per share, loss on asset impairment.  Net income available for common shareholders for the quarter ended December 31, 2011 includes a $9.1 million, or $0.07 per share, loss on asset impairment.

The weighted average number of common shares outstanding was 123.6 million and 123.5 million for the quarters ended December 31, 2012 and 2011, respectively.

A reconciliation of net income available for common shareholders determined according to U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and Normalized FFO for the quarters ended December 31, 2012 and 2011 appears later in this press release.

Results for the Year Ended December 31, 2012:

Normalized FFO for the year ended December 31, 2012 were $374.7 million, or $3.03 per share, compared to Normalized FFO for the year ended December 31, 2011 of $407.5 million, or $3.30 per share.

Net income available for common shareholders was $103.8 million, or $0.84 per share, for the year ended December 31, 2012, compared to $160.6 million, or $1.30 per share, for the year ended December 31, 2011.  Net income available for common shareholders for the year ended December 31, 2012 includes a $10.6 million, or $0.09 per share, gain on sale of real estate, a $8.5 million, or $0.07 per share, loss on asset impairment and a loss of $8.0 million, or $0.06 per share, due to the liquidation preference for

HPT’s preferred shares that were redeemed during that year exceeding the carrying value for those preferred shares.  Net income available for common shareholders for the year ended December 31, 2011 includes a $16.4 million, or $0.13 per share, loss on asset impairment.

The weighted average number of common shares outstanding was 123.6 million and 123.5 million for the years ended December 31, 2012 and 2011, respectively.

A reconciliation of net income available for common shareholders determined according to GAAP to FFO and Normalized FFO for the years ended December 31, 2012 and 2011 appears later in this press release.

Hotel Portfolio Performance:

For the quarter ended December 31, 2012 compared to the same period in 2011 for HPT’s 285 comparable hotels: average daily rate, or ADR, increased 5.6% to $100.09; occupancy decreased 1.2 percentage points to 66.2%; and revenue per available room, or RevPAR, increased 3.7% to $66.26.

During the quarter ended December 31, 2012, HPT had 33 of its 285 comparable hotels under renovation for all or part of the quarter.  For the quarter ended December 31, 2012 compared to the same period in 2011 for HPT’s 252 comparable hotels not under renovation: ADR increased 5.0% to $98.64; occupancy decreased 0.2 percentage points to 67.3%; and RevPAR increased 4.7% to $66.38.

For the year ended December 31, 2012 compared to the year ended December 31, 2011 for HPT’s 285 comparable hotels: ADR increased 5.9% to $99.54; occupancy decreased 3.2 percentage points to 68.8%; and RevPAR increased 1.2% to $68.48.

During the year ended December 31, 2012, HPT had 138 of its 285 comparable hotels under renovation for all or part of the year and rebranded 39 hotels during the second and third quarters.  For the year ended December 31, 2012 compared to the year ended December 31, 2011 for HPT’s 108 comparable hotels not under renovation and not rebranded during the year: ADR increased 3.9% to $108.80; occupancy increased 1.0 percentage point to 70.2%; and RevPAR increased 5.4% to $76.38.

Tenants and Managers:

As of December 31, 2012, HPT had 10 operating agreements with seven hotel operating companies for 289 hotels with 43,404 rooms which represent 66% of HPT’s annual minimum returns and rents.

•                  During the three months ended December 31, 2012, the payments HPT received under its management contract with Marriott International, Inc. (NYSE: MAR), or Marriott, covering 68 hotels and requiring minimum returns to HPT of $101.8 million per year (referred to as the Marriott No. 234 agreement) were $3.1 million less than the minimum amounts contractually required.  During the three months ended December 31, 2012, Marriott provided $4.9 million of guaranty payments to HPT.  At December 31, 2012, there was $26.0 million remaining under Marriott’s guaranty to cover future payment shortfalls for up to 90% of the minimum returns due to HPT.

•                  During the three months ended December 31, 2012, the payments HPT received under its management contract with InterContinental Hotels Group, plc (LON: IHG; NYSE: IHG (ADRs)) covering 91 hotels and requiring minimum returns to HPT of $135.2 million per year (referred to as the InterContinental agreement) were $11.9 million less than the minimum amounts contractually required.  HPT applied the available security deposit to cover these shortfalls.  At December 31, 2012, the available security deposit which HPT held to cover future payment shortfalls was $26.5 million.

•                  As of December 31, 2012, all other payments due to HPT from its managers and tenants under its operating agreements were current.  For the year ended December 31, 2012, the aggregate coverage ratio of (x) total hotel cash flow available to pay HPT’s minimum returns and rents due from hotels to (y) HPT’s minimum returns and rents due from hotels was 0.80x.  During the year ended December 31, 2012, the majority of coverage shortfalls were paid from guarantees and security deposits from HPT’s hotel operators pursuant to the terms of its hotel operating agreements.

•                  HPT’s lease with a subsidiary of Host Hotels & Resorts, Inc. (NYSE: HST), or Host, for 53 hotels and requiring minimum rents to HPT of $67.7 million per year (referred to as the Marriott No. 1 agreement) expired on December 31, 2012 and HPT returned the $50.5 million security deposit it held to Host.  As of January 1, 2013, HPT leased these 53 hotels to one of its taxable REIT subsidiaries and continued the existing hotel brand and management agreements with Marriott.  As of January 1, 2013, approximately 73% of HPT’s aggregate annual minimum returns and rents from its hotels were secured by guarantees and security deposits from HPT managers and tenants pursuant to the terms of its hotel operating agreements.

As of December 31, 2012, HPT had two operating agreements with TravelCenters of America LLC for 185 travel centers located along the U.S. Interstate Highway system which represent 34% of HPT’s annual minimum returns and rents.  For the twelve months ended September 30, 2012, the aggregate coverage ratio of (x) total travel center cash flow available to pay HPT’s minimum rent due from travel centers to (y) HPT’s minimum rent due from travel centers was 1.71x.

Recent Investment Activities:

On November 1, 2012, HPT acquired the Hotel 71, a full service hotel in Chicago, IL for $85.0 million, excluding closing costs, and added it to its management contract with Wyndham Hotel Group, or Wyndham, a member of the Wyndham Worldwide Corporation (NYSE: WYN), which currently covers 21 hotels (referred to as the Wyndham agreement).  Upon completion of a planned renovation, the property would consist of 348 hotel rooms managed by Wyndham and 48 vacation units leased to Wyndham Vacation Resorts, Inc., also a member of Wyndham Worldwide Corporation.  HPT’s annual minimum returns under the Wyndham agreement increased by $5.8 million and the maximum amount of the limited guaranty provided by Wyndham increased to $29.0 million upon closing of this hotel acquisition.  The lease with Wyndham Vacation Resorts, Inc. provides for annual initial rent to HPT of $1.0 million subject to annual escalation and is guaranteed by Wyndham under an unlimited guarantee.  HPT plans to convert this hotel to the “Wyndham Grand Chicago Riverfront” hotel and has agreed to provide up to $18.0 million for the rebranding and renovation of this hotel.  As these amounts are funded, the annual minimum return due to HPT under the Wyndham agreement will increase by 8% of the amounts funded.

On December 19, 2012, HPT acquired the Clift Hotel, a 372 room full service hotel located in San Francisco, CA for $120.0 million, excluding closing costs. This hotel is leased to a subsidiary of Morgans Hotel Group Co. (NASDAQ: MHGC), or Morgans, under a long term lease agreement that expires in 2103. The lease with Morgans provides for annual initial rent to HPT of $6.0 million.  On October 14, 2014, the annual rent due to HPT will be increased based on changes in the consumer price index, or CPI, with a minimum increase of 20% and a maximum increase of 40% of the current rent amount as prescribed in the lease.  On each fifth anniversary thereafter during the lease term, the annual rent due to HPT will be increased further based on changes in the CPI with minimum increases of 10% and maximum increases of 20%.

On January 17, 2013, HPT entered an agreement to acquire a 426 room full service Marriott branded hotel located in Duluth, GA for $31.0 million, excluding closing costs.  HPT plans to convert this hotel to a “Sonesta Hotel” and add it to its management agreement with Sonesta International Hotels Corporation, or Sonesta, that currently covers 20 hotels (referred to as the Sonesta No. 1 agreement). This pending acquisition is subject to customary closing conditions; accordingly, HPT can provide no assurance that it will acquire this property.

On February 27, 2013, HPT announced that it had entered a letter of intent with NH Hoteles, SA, or NH Hoteles, under which HPT would loan NH Hoteles €170.0 million secured by four hotels and acquire five hotels and form a joint venture with NH Hoteles to acquire a hotel with an aggregate investment for the acquisitions and joint venture interest of approximately $150.0 million.  All the hotels are currently operated by NH Hoteles.  The letter of intent provides for an exclusive negotiating period.  HPT has not yet begun its diligence for this transaction and the final documentation of this transaction has not yet been agreed.  Accordingly, HPT can provide no assurance that this transaction or any part of it will occur.

Conference Call:

On Friday, March 1, 2013, at 10:00 a.m. Eastern Time, John Murray, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the financial results for the quarter and year ended December 31, 2012.  The conference call telephone number is (800) 553-0288.  Participants calling from outside the United States and Canada should dial (612) 332-0530.  No passcode is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available beginning on Friday, March 1, 2013 and will run through Friday, March 8, 2013.  To hear the replay, dial (320) 365-3844.  The replay passcode is 284139.

A live audio webcast of the conference call will also be available in a listen only mode on our website, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit our website about five minutes before the call.  The archived webcast will be available for replay on HPT’s website for about one week after the call. The transcription, recording and retransmission in any way of HPT’s fourth quarter conference call is strictly prohibited without the prior written consent of HPT.

Supplemental Data:

A copy of HPT’s Fourth Quarter 2012 Supplemental Operating and Financial Data is available for download at HPT’s website, www.hptreit.com.  HPT’s website is not incorporated as part of this press release.

Hospitality Properties Trust is a real estate investment trust, or REIT, which as of December 31, 2012, owned or leased 289 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER HPT USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, HPT IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT $26.0 MILLION REMAINED AS OF DECEMBER 31, 2012, TO PARTIALLY FUND MINIMUM PAYMENT SHORTFALLS UNDER THE TERMS OF A LIMITED GUARANTY PROVIDED BY MARRIOTT.  THIS STATEMENT MAY IMPLY THAT MARRIOTT WILL BE ABLE OR WILLING TO FULFILL ITS OBLIGATION UNDER THIS GUARANTY OR THAT FUTURE SHORTFALLS WILL NOT EXHAUST THE GUARANTY CAP.  HOWEVER, THIS GUARANTY EXPIRES ON DECEMBER 31, 2019, AND HPT CAN PROVIDE NO ASSURANCE WITH REGARD TO MARRIOTT’S FUTURE ACTIONS OR THE FUTURE PERFORMANCE OF HPT’S HOTELS TO WHICH THE MARRIOTT LIMITED GUARANTY APPLIES.

•                  THIS PRESS RELEASE STATES THAT HPT IS HOLDING AND HAS APPLIED A SECURITY DEPOSIT TO COVER THE SHORTFALL OF THE PAYMENTS IT HAS RECEIVED UNDER ITS INTERCONTINENTAL AGREEMENT COMPARED TO THE MINIMUM PAYMENTS DUE TO HPT UNDER THIS AGREEMENT, AND THAT THE REMAINING AVAILABLE SECURITY DEPOSIT TO COVER FUTURE PAYMENT SHORTFALLS WAS $26.3 MILLION AS OF DECEMBER 31, 2012. THE SECURITY DEPOSIT WHICH HPT IS HOLDING IS LIMITED IN AMOUNT. THERE CAN BE NO ASSURANCE REGARDING THE AMOUNT OF PAYMENTS HPT MAY RECEIVE IN THE FUTURE UNDER THIS AGREEMENT AND FUTURE SHORTFALLS MAY EXCEED THE AMOUNT OF THE SECURITY DEPOSIT HPT HOLDS. MOREOVER, THE SECURITY DEPOSIT IS NOT ESCROWED OR OTHERWISE SEGREGATED FROM HPT’S OTHER ASSETS AND LIABILITIES; ACCORDINGLY, WHEN HPT APPLIES THIS SECURITY DEPOSIT TO COVER MINIMUM PAYMENTS DUE, HPT WILL RECORD INCOME BUT IT WILL NOT RECEIVE ANY ADDITIONAL CASH.

•                  THIS PRESS RELEASE STATES THAT WYNDHAM HAS AGREED TO PAY HPT AN ANNUAL MINIMUM RETURN AND THAT THE PAYMENT OF THESE AMOUNTS IS GUARANTEED BY WYNDHAM.  THE ANNUAL MINIMUM RETURN DUE TO HPT IS PAID FROM THE OPERATING CASH FLOW OF THE MANAGED HOTELS; IF THE CASH FLOW IS INSUFFICIENT TO PAY THE HOTELS’ OPERATING EXPENSES, THE ANNUAL MINIMUM RETURN MAY NOT BE PAID.  WYNDHAM’S GUARANTEE IS LIMITED BY TIME TO ANNUAL MINIMUM RETURN PAYMENTS DUE THROUGH 2019, AND IT IS LIMITED TO NET PAYMENTS FROM WYNDHAM OF $29.0 MILLION (AND IT IS SUBJECT TO AN ANNUAL PAYMENT LIMIT OF $14.5 MILLION).  ACCORDINGLY, THERE IS NO

ASSURANCE THAT HPT WILL RECEIVE THE ANNUAL MINIMUM RETURN DURING THE TERM OF ITS WYNDHAM AGREEMENT.

•                  THIS PRESS RELEASE STATES THE ANNUAL RENT DUE TO HPT UNDER A LEASE WITH MORGANS IS $6.0 MILLION AND IS SUBJECT TO FUTURE INCREASES.  THIS STATEMENT MAY IMPLY THAT MORGANS WILL BE ABLE OR WILLING TO FULFILL ITS OBLIGATIONS UNDER THIS LEASE.  HPT CAN PROVIDE NO ASSURANCE THAT MORGANS WILL BE ABLE OR WILLING TO FULFILL ITS OBLIGATION UNDER THIS LEASE OR WITH REGARD TO THE FUTURE PERFORMANCE OF THE HOTEL HPT LEASES TO MORGANS.

•                  THIS PRESS RELEASE STATES THAT HPT HAS ENTERED AN AGREEMENT TO ACQUIRE A HOTEL.  THIS TRANSACTION IS SUBJECT TO VARIOUS TERMS AND CONDITIONS TYPICAL OF COMMERCIAL REAL ESTATE TRANSACTIONS.  THESE TERMS AND CONDITIONS MAY NOT BE MET.  AS A RESULT, THIS TRANSACTION MAY NOT OCCUR OR MAY BE DELAYED OR ITS TERMS MAY CHANGE.

•                  HPT RECENTLY ANNOUNCED THAT IT HAD ENTERED A LETTER OF INTENT WITH NH HOTELES, SA, OR NH HOTELES, UNDER WHICH HPT WOULD LOAN NH HOTELES €170.0 MILLION SECURED BY FOUR HOTELS AND ACQUIRE FIVE HOTELS AND FORM A JOINT VENTURE WITH NH HOTELES TO ACQUIRE A HOTEL WITH AN AGGREGATE INVESTMENT FOR THE ACQUISITIONS AND JOINT VENTURE INTEREST OF APPROXIMATELY $150.0 MILLION.  ALL THE HOTELS ARE CURRENTLY OPERATED BY NH HOTELES.  THE LETTER OF INTENT PROVIDES FOR AN EXCLUSIVE NEGOTIATING PERIOD.  THE CONSUMMATION OF THIS TRANSACTION IS SUBJECT TO NUMEROUS CONDITIONS AND CONTINGENCIES WHICH MAY NOT BE SATISFIED AND, AS A RESULT OF THESE CONDITIONS OR CONTINGENCIES, THIS TRANSACTION MAY BE CHANGED, THE AMOUNT OF HPT’S INVESTMENT MAY CHANGE, OR THIS TRANSACTION MAY NOT OCCUR.

THE INFORMATION CONTAINED IN HPT’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN HPT’S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM HPT’S FORWARD LOOKING STATEMENTS. HPT’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON HPT’S FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, HPT DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

(end)

Hospitality Properties Trust

CONSOLIDATED STATEMENTS OF INCOME,  FUNDS FROM OPERATIONS

AND NORMALIZED FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Hotel operating revenues (1)	$238,957	$218,253	$980,732	$889,120
Minimum rent (1)	75,153	72,625	296,016	302,703
Percentage rent (2)	4,338	1,879	4,338	1,879
FF&E reserve income (3)	3,863	3,094	15,896	16,631
Total revenues	322,311	295,851	1,296,982	1,210,333
Expenses:
Hotel operating expenses (1)	173,133	145,771	700,939	596,616
Depreciation and amortization	68,625	57,292	260,831	228,342
General and administrative	11,699	10,217	44,032	40,963
Acquisition related costs (4)	2,525	1,035	4,173	2,185
Loss on asset impairment (5)	7,658	9,121	8,547	16,384
Total expenses	263,640	223,436	1,018,522	884,490

Operating income	58,671	72,415	278,460	325,843

Interest income	35	16	268	70
Interest expense (including amortization of deferred financing costs and debt discounts of $1,530, $1,682, $6,179 and $6,305, respectively)	(34,451)	(33,927)	(136,111)	(134,110)
Gain on sale of real estate (6)	—	—	10,602	—
Equity in earnings of an investee	80	28	316	139
Income before income taxes	24,335	38,532	153,535	191,942
Income tax benefit (expense)	2,296	(314)	(1,612)	(1,502)
Net income	26,631	38,218	151,923	190,440
Excess of liquidation preference over carrying value of preferred shares redeemed (7)	—	—	(7,984)	—
Preferred distributions	(8,097)	(7,470)	(40,145)	(29,880)
Net income available for common shareholders	$18,534	$30,748	$103,794	$160,560

Calculation of Funds from Operations (FFO) and Normalized FFO:

Net income available for common shareholders	$18,534	$30,748	$103,794	$160,560
Add: Depreciation and amortization	68,625	57,292	260,831	228,342
Loss on real estate impairment (5)	—	9,121	889	16,384
Less: Gain on sale of real estate (6)	—	—	(10,602)	—
FFO (8)	87,159	97,161	354,912	405,286
Add: Acquisition related costs (4)	2,525	1,035	4,173	2,185
Excess of liquidation preference over carrying value of preferred shares redeemed (7)	—	—	7,984	—
Loss on goodwill impairment (6)	7,658	—	7,658	—
Less: Deferred percentage rent previously recognized in Normalized FFO (2)	(3,481)	(1,417)	—	—
Normalized FFO (8)	$93,861	$96,779	$374,727	$407,471

Weighted average common shares outstanding	123,637	123,522	123,574	123,470

Per common share amounts:
Net income available for common shareholders	$0.15	$0.25	$0.84	$1.30
FFO (8)	$0.70	$0.79	$2.87	$3.28
Normalized FFO (8)	$0.76	$0.78	$3.03	$3.30

See Notes on page 8

(1)         At December 31, 2012, we owned or leased 289 hotels; 232 of these hotels are leased by us to our taxable REIT subsidiaries, or TRSs, and managed by third party hotel operating companies, one hotel is leased by one of our TRSs from a third party and managed by a hotel operating company and 56 hotels are leased to third parties. Our lease for 53 of these 56 hotels expired on December 31, 2012. As of January 1, 2013, these hotels are leased to one of our TRSs and continue to be managed by the same third party manager. At December 31, 2012, we also owned 185 travel centers that are leased to a travel center operating company under two lease agreements.  Our Consolidated Statements of Income include hotel operating revenues and expenses of our managed hotels and rental income from our leased hotels and travel centers.  Certain of our managed hotels had net operating results that were, in the aggregate, $30,282 and $22,390, less than the minimum returns due to us in the three months ended December 31, 2012 and 2011, respectively, and $76,978 and $60,265 less than the minimum returns due to us in the years ended December 31, 2012 and 2011, respectively.  When the shortfalls are funded by the managers of these hotels under the terms of our operating agreements, we reflect such fundings (including security deposit applications) in our Consolidated Statements of Income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $15,903 and $20,897 in the three months ended December 31, 2012 and 2011, respectively, and $46,386 and $58,772 in the years ended December 31, 2012 and 2011, respectively.  We had $14,379 and $1,493 of shortfalls not funded by managers in the three months ended December 31, 2012 and 2011, respectively, and $30,592 and $1,493 in the years ended December 31, 2012 and 2011, respectively, which represents the unguaranteed portions of our minimum returns from Marriott and from Sonesta.

(2)         In calculating net income, we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include estimates of these amounts in the calculation of Normalized FFO for each quarter of the year. The fourth quarter Normalized FFO calculation excludes the amounts recognized during the first three quarters.  Percentage rental income included in Normalized FFO was $857 and $462 in the fourth quarter of 2012 and 2011, respectively.

(3)         Various percentages of total sales at certain of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows.  We own all the FF&E reserve escrows for our hotels.  We report deposits by our third party tenants into the escrow accounts as FF&E reserve income.  We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income.

(4)         Represents costs associated with our hotel acquisition activities.

(5)         We recorded a $7,658, or $0.06 per share, loss on asset impairment in the fourth quarter of 2012 to write off the carrying value of goodwill.  We recorded a $889, or $0.01 per share, loss on asset impairment in the first quarter of 2012 in connection with our decision to remove certain of our hotels from held for sale status.  We recorded a $9,121, or $0.07 per share, and a $16,384, or $0.13 per share, loss on asset impairment in the three and twelve months ended December 31, 2011, respectively, to reduce the carrying value of certain of our hotels.

(6)         We recorded a $10,602, or $0.09 per share, gain on sale of real estate in the third quarter of 2012 in connection with the sales of our Marriott hotel in St. Louis, MO and our Staybridge Suites hotels in Auburn Hills, MI and Schaumburg, IL.

(7)         On February 13, 2012, we redeemed all of our outstanding Series B Preferred Shares at their liquidation preference of $25 per share, plus accumulated and unpaid distributions. The liquidation preference of the redeemed shares exceeded our carrying amount for the redeemed shares as of the date of redemption by $2,944, or $0.02 per share, and we reduced net income available to common shareholders for the three months ended March 31, 2012, by that excess amount.  On September 10, 2012, we redeemed 6,000,000 of our Series C Preferred Shares at their liquidation preference of $25 per share, plus accumulated and unpaid distributions. The liquidation preference of the redeemed shares exceeded our carrying amount for the redeemed shares as of the date of redemption by $5,040, or $0.04 per share, and we reduced net income available to common shareholders for the three months ended September 30, 2012, by that excess amount.

(8)         We calculate FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, plus real estate depreciation and amortization, as well as other adjustments currently not applicable to us. Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we include estimated percentage rent in the period to which we estimate that it relates rather than when it is recognized as income in accordance with GAAP and exclude excess of liquidation preference over carrying value of preferred shares redeemed, acquisition related costs and loss on impairment of intangible assets. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income available for common shareholders, operating income and cash flow from operating activities. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods. FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and term loan agreements and public debt covenants, the availability of debt and equity capital to us, our expectation of our future capital requirements and operating performance, and our expected needs and availability of cash to pay our obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income available for common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. We believe FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results. These measures should be considered in conjunction with net income, operating income, net income available for common shareholders and cash flow from operating activities as presented in our Consolidated Statements of Income and Comprehensive Income and Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Real estate properties:
Land	$1,453,399	$1,360,773
Buildings, improvements and equipment	5,445,710	4,879,908
	6,899,109	6,240,681
Accumulated depreciation	(1,551,160)	(1,367,868)
	5,347,949	4,872,813

Properties held for sale	—	18,440
Cash and cash equivalents	20,049	8,303
Restricted cash (FF&E reserve escrow)	40,744	50,196
Other assets, net	226,383	183,821
	$5,635,125	$5,133,573

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unsecured revolving credit facility	$320,000	$149,000
Unsecured term loan	400,000	—
Senior notes, net of discounts	1,993,880	1,887,891
Convertible senior notes, net of discounts	8,478	78,823
Security deposits	26,577	106,422
Accounts payable and other liabilities	132,032	103,668
Due to related persons	13,696	3,713
Dividends payable	6,664	4,754
Total liabilities	2,901,327	2,334,271

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; zero and 3,450,000 shares issued and outstanding, respectively, aggregate liquidation preference zero and $86,250, respectively	—	83,306
Series C preferred shares; 7% cumulative redeemable; 6,700,000 and 12,700,000 shares issued and outstanding, respectively, aggregate liquidation preference $167,500 and $317,500, respectively	161,873	306,833
Series D preferred shares; 7 1/8% cumulative redeemable; 11,600,000 and zero shares issued and outstanding, respectively aggregate liquidation preference $290,000 and zero, respectively	280,107	—
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 123,637,424 and 123,521,535 shares issued and outstanding, respectively	1,236	1,235
Additional paid in capital	3,458,144	3,463,534
Cumulative net income	2,384,876	2,232,953
Cumulative other comprehensive income	2,770	1,605
Cumulative preferred distributions	(253,426)	(213,281)
Cumulative common distributions	(3,301,782)	(3,076,883)
Total shareholders’ equity	2,733,798	2,799,302
	$5,635,125	$5,133,573